Exhibit 10.3

INTERNATIONAL GAME TECHNOLOGY

DIRECTORS’ COMPENSATION POLICY
AND SHARE OWNERSHIP GUIDELINES

Effective Date:  October 2, 2011

Directors of International Game Technology, a Nevada corporation (the “Company”), who are not employed by the Company or one of its subsidiaries (“non-employee directors”) are entitled to the compensation set forth below for their service as a member of the Board of Directors (the “Board”) of the Company. This policy is effective as of the first day of the Company’s fiscal year 2012 and supersedes all prior policies concerning compensation of the Company’s non-employee directors as to their service from and after that time.  The Board has the right to amend this policy from time to time.

Cash Compensation
Annual Retainer	$150,000
Additional Chair Retainer	$50,000
Additional Committee Chair Retainers
Audit Committee Chair	$40,000
Compensation Committee Chair	$30,000
Chairs of Other Standing Board Committees	$20,000

Equity Compensation
Annual Equity Award	$150,000
Additional Annual Equity for Chair	$50,000

Cash Compensation

Subject to the non-employee director’s execution of the acknowledgement attached hereto as Exhibit A, each non-employee director will be entitled to a cash retainer while serving on the Board in the amount set forth above (the “Annual Retainer”).  A non-employee director who serves as the Chair of the Board will be entitled to an additional cash retainer while serving in that position in the amount set forth above (the “Additional Chair Retainer”).  A non-employee director who serves as the Chair of the Audit Committee, the Compensation Committee or the Chair of another standing committee of the Board will be entitled to an additional cash retainer while serving in that position in the applicable amount set forth above (an “Additional Committee Chair Retainer”); provided, however, that if a non-employee director is serving as both the Chair of the Board and the Chair of a Board committee, the director will be entitled to the Additional Chair Retainer only and will not receive the Additional Committee Chair Retainer for that committee.

The amounts of the Annual Retainer, Additional Chair Retainer, and Additional Committee Chair Retainers reflected above are expressed as annualized amounts.  These retainers will be paid on a quarterly basis, at the beginning of each quarter.

Expense Reimbursement

All non-employee directors will be entitled to reimbursement from the Company for the following expenses incurred by them while on the Board:

•
reasonable travel (including airfare and ground transportation), lodging and meal expenses  in connection with (1) attendance at meetings of the Board and its committees, (2) regulatory licensing interviews, (3) director education programs, and (4) other Company business functions;

•
registration fees or tuition and reasonable related expenses to attend director education programs consistent with the Company’s continuing education policy set forth in the Corporate Governance Guidelines; and

•
expenses related to gaming license applications, including fees for the preparation of financial statements, postage, bank charges to produce copies of statements and cancelled checks, and other administrative fees.

Directors are encouraged to fly coach-class on commercial airlines if the travel time does not exceed three hours.  Reimbursement for non-commercial travel requires prior approval of the Chair of the Board (or, if the Chair is not a non-employee director at the relevant time, the Company’s lead non-employee director or the Nominating and Corporate Governance Committee of the Board).  The Company will make reimbursement to a non-employee director within a reasonable amount of time following submission by the non-employee director of reasonable written substantiation for the expenses, and (as required by applicable tax rules in the case of any taxable reimbursements) in no event later than the end of the year following the year in which the related expense was incurred.

Equity Awards

Annual Equity Awards for Board Members

On the date that is the later to occur of (i) the certification of election of a non-employee director to the Board or (ii) a non-employee director’s compliance with any applicable regulatory requirements related to election to the Board, such non-employee director in office after such later date will be granted, subject to execution of an award agreement as described below, an award of restricted stock units (“RSUs”).  The number of RSUs covered by each such award will be determined by dividing (1) the Annual Equity Award grant value set forth above by (2) the Closing Price as of the date of grant (rounded down to the nearest whole unit).  For purposes of this policy, “Closing Price” as of a particular date means the last/closing market prices (in regular trading on the principal exchange or market on which the Company’s common stock is then listed or admitted to trade) for a share of the Company’s common stock on the date in question (or on the immediately preceding trading day if that day is not a trading day).

In addition to the annual equity award grants described above, on the date that is the later to occur of (i) the certification of election of a non-employee director to the Board or (ii) a non-employee director’s compliance with any applicable regulatory requirements related to election to the Board, such non-employee director who is in office as the Chair of the Board after such later date will also be granted, subject to execution of an award agreement as described below, an award of RSUs determined by dividing the Additional Annual Equity for Chair value set forth above by the Closing Price as of that date (rounded down to the nearest whole unit).

Initial Equity Awards for New Board Members elected or appointed other than at an Annual Meeting of Shareholders

For each new non-employee director appointed or elected after the Effective Date, on the date that is the later to occur of (i) the certification of election of such non-employee director to the Board or (ii) such non-employee director’s compliance with any applicable regulatory requirements related to election to the Board, such new non-employee director will be granted, subject to execution of an award agreement as described below, an award of RSUs determined by dividing (1) a pro-rata portion of the Annual Equity Award value by (2) the Closing Price as of that date (rounded down to the nearest whole unit).  The pro-rata portion of the Annual Equity Award value for purposes of the applicable initial equity award will equal the Annual Equity Award value multiplied by a fraction (not greater than one), the numerator of which is 365 minus the number of calendar days that as of the particular grant date had elapsed since the Company’s last annual meeting of shareholders at which annual equity awards were granted by the Company to non-employee directors, and the denominator of which is 365.

For a non-employee director who first becomes Chair of the Board after the Effective Date, on the date that is the later to occur of (i) the certification of election of such non-employee director to the Board or (ii) such non-employee director’s compliance with any applicable regulatory requirements related to election to the Board, such non-employee director will be granted, subject to execution of an award agreement as described below, an award of RSUs determined by dividing (1) a pro-rata portion of the Additional Annual Equity for Chair value set forth above by (2) the Closing Price as of that date (rounded down to the nearest whole unit).  The pro-rata portion of the Additional Annual Equity for Chair value for purposes of this initial equity award will equal the Additional Annual Equity for Chair value multiplied by a fraction (not greater than one), the numerator of which is 365 minus the number of calendar days that as of the particular grant date had elapsed since the Company’s last annual meeting of shareholders at which annual equity awards were granted by the Company to non-employee directors, and the denominator of which is 365.

An employee or former employee of the Company or one of its subsidiaries who ceases or has ceased to be so employed and becomes a non-employee director will not be eligible for an initial equity award grant, but will be eligible for cash compensation and annual equity awards on the same basis as other non-employee directors.

Award Agreements; Vesting and Payment of Equity Awards

Each annual and initial equity award granted to non-employee directors pursuant to this policy shall be evidenced by a written award agreement in substantially the form attached hereto as Exhibit B (or such other form as may be approved by the Board for use in evidencing such grants) and the grant of such equity awards shall be conditioned upon the non-employee director executing such agreement.  Annual equity awards granted to non-employee directors and initial equity awards granted to new non-employee directors under this policy will vest upon the first anniversary of the date of grant of the award.  In each case, vesting is contingent upon the non-employee director’s continued service on the Board through the applicable vesting date.  Each of these awards, to the extent then outstanding and unvested, will become fully vested in the event of the director’s death, disability or retirement (as such term is defined in the Company’s 2002 Stock Incentive Plan (the “Plan”)) or upon the occurrence of a change in control event (as such term is defined in the Plan).  Subject to any deferral election that may be made by the director, vested RSUs will generally be paid in shares of the Company’s common stock on a one-for-one basis promptly following the vesting date.

Election to Receive Equity Awards in Lieu of Cash Retainers

A non-employee director may elect, on a form and in a manner prescribed by the Company, to exchange the right to receive payment in cash of all or any portion of the director’s Annual Retainer, Additional Chair Retainer, and Additional Committee Chair Retainer (the “Deferred Retainer Fees”) for an award of RSUs under the Plan.  Such award will be granted on the first trading day of the calendar quarter for which the applicable Deferred Retainer Fees would have otherwise been paid, and the number of RSUs covered by such award will be determined by dividing (1) the dollar amount of the Deferred Retainer Fees for that quarter by (2) the Closing Price as of that date (rounded down to the nearest whole unit).  Such RSUs will be fully vested as of the date of grant and will generally be paid in shares of the Company’s common stock on a one-for-one basis upon the termination of the director’s service on the Board (or, if earlier and as permitted under applicable tax law, upon the occurrence of a change in control event).  Any such election to receive an equity award in lieu of cash retainers must be made prior to the December 31 that precedes the calendar year during which the Deferred Retainer Fees are earned by the non-employee director (or such earlier date as may be prescribed by the Company.  A newly appointed or elected non-employee director who has not previously been employed by the Company or one of its subsidiaries may make such an election to receive an equity award in lieu of cash retainers at any time within 30 days after the director’s initial election or appointment to the Board, and such election will be effective for the first quarter following the quarter in which the election is received by the Company.

Provisions Applicable to All Non-Employee Director Equity Awards

Each award of RSUs granted pursuant to this policy will be made under and subject to the terms and conditions of the Plan (including, without limitation, the adjustment provisions set forth in Section 6.2 of the Plan), or any successor equity compensation plan approved by the Company’s shareholders and in effect at the time of grant.  Notwithstanding any other provision herein or in the Plan, any such awards that would otherwise exceed any applicable share limit of the Plan shall be prorated within such limitation.  Any shares of the Company’s common stock issued pursuant to any such award will be charged against the applicable share limits of the Plan.  The Board may from time to time amend this policy without shareholder approval, subject to the limitations set forth in Section 6.6 of the Plan.  This policy does not limit the Board’s authority to make other, discretionary award grants to non-employee directors pursuant to the Plan.  The Board’s power and authority to construe and interpret the Plan and awards thereunder pursuant to Section 1.2(b) of the Plan shall extend to equity awards granted hereunder.  As provided in Section 1.2(c) of the Plan, any action taken by, or inaction of, the Board relating or pursuant to awards granted pursuant to this policy and within its authority or under applicable law shall be within the absolute discretion of the Board and shall be conclusive and binding upon all persons.

Share Ownership Guidelines

In order to further align the interests of the non-employee directors with the interests of the Company’s shareholders, non-employee directors are expected to hold, for as long as they remain on the Board following the applicable time set forth below, shares of the Company’s common stock that have a fair market value equal to at least three times the base Annual Retainer amount then in effect for non-employee directors.  For purposes of these guidelines, shares beneficially owned by a non-employee director will be taken into account, including shares owned by the director outright, shares held in trust for the benefit of the director or his or her family members, and vested RSUs the payment of which has been deferred; provided that shares subject to unvested RSUs and shares subject to outstanding stock options (whether or not vested) do not count toward meeting these guidelines.  A non-employee director is expected to satisfy these guidelines not later than four years after the later of (1) the date he or she first becomes a Board member, or (2) the date these guidelines were adopted.  If the guidelines change as a result of a change in the Annual Retainer, a non-employee director need not satisfy any increased level of ownership resulting from the change until one year after the change in Annual Retainer is effective.  If a director satisfies these guidelines and then a change in stock price causes the director’s level of stock ownership to fall below the guideline level of ownership, the director will be expected to again meet the guidelines within a year.  The Nominating and Corporate Governance Committee of the Board in its discretion may extend the period of time for attainment of such ownership levels.

EXHIBIT A

ACKNOWLEDGEMNT

EXHIBIT B

INTERNATIONAL GAME TECHNOLOGY
2002 STOCK INCENTIVE PLAN
DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENT

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